UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Stanley Black & Decker, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

SUPPLEMENT TO THE PROXY STATEMENT OF STANLEY BLACK & DECKER, INC.

FILED MARCH 8, 2024 FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 26, 2024

The following information relates to the proxy statement (the “Proxy Statement”) of Stanley Black & Decker, Inc. (the “Company”), filed March 8, 2024, and furnished to shareholders of the Company in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”) for the 2024 Annual Meeting of Shareholders and any adjournment or postponement thereof (the “2024 Annual Meeting”), to be held on April 26, 2024, at 9:30 a.m. EDT. This supplement to the Proxy Statement describes recent changes in the proposed nominees for election to the Board and should be read in conjunction with the Proxy Statement. Other than as described in this supplement, the information provided in the Proxy Statement remains unchanged and should be considered in voting your shares.

Withdrawal of Nominee for Election as Director

On April 11, 2024, Irving Tan informed the Board of his decision not to stand for re-election as a director of the Company at the 2024 Annual Meeting. Mr. Tan has recently been named the forthcoming Chief Executive Officer of Western Digital, the standalone hard drive business that will exist following Western Digital Corp.’s separation of its hard disk drives and flash-based products businesses. Mr. Tan will continue to serve on the Board until the time of the 2024 Annual Meeting. Mr. Tan’s decision to depart from the Board is in response to Western Digital Corp.’s request that he focus his attention on his new Chief Executive Officer role and did not involve any disagreements with the Company regarding any matter related to its operations, policies or practices.

The Board intends to reduce the size of the Board to nine members following the departure of Mr. Tan.

Mr. Tan had been included as a nominee of the Board in the Company’s definitive proxy statement and proxy card for the 2024 Annual Meeting. In light of his anticipated departure from the Board, Mr. Tan is no longer standing for re-election to the Board at the 2024 Annual Meeting, and the Company’s proxy materials are hereby deemed amended to remove Mr. Tan as a nominee for the 2024 Annual Meeting. The Company’s slate of nominees otherwise remains unchanged. Previously voted proxies remain valid, other than with respect to Mr. Tan as he is no longer standing for re-election, and the Company’s shareholders eligible to vote at the 2024 Annual Meeting may continue to use their proxy cards to vote their shares as to the Board’s remaining nominees and the other matters being voted on at the 2024 Annual Meeting.

Voting Matters

If you have already returned your proxy or provided voting instructions, you do not need to take any action unless you wish to change your vote. Proxies already returned by shareholders will remain valid and will be voted at the 2024 Annual Meeting unless revoked. Proxies received in respect of the re-election of Mr. Tan will not be voted with respect to his election but will continue to be voted as directed or otherwise as set forth therein and described in the Proxy Statement with respect to all other matters properly brought before the 2024 Annual Meeting. If you have not yet returned your proxy card or submitted your voting instructions, please complete the card or submit instructions disregarding Mr. Tan’s name as a nominee for election as director. Information regarding how to vote your shares, or revoke your proxy or voting instructions, is available in the Proxy Statement.

Sincerely,

Janet Link

Senior Vice President, General Counsel and Secretary